Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in each of the Statements of Additional Information and to the use of our report dated April 26, 2019, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and to the use of our reports dated April 26, 2019, with respect to the financial statements of Variable Annuity Account A, included in Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 (Form N‑4 No. 333‑142084) and Amendment No. 33 under the Investment Company Act of 1940 (Form N‑4 No. 811‑21104) and the related Statement of Additional Information accompanying the Prospectuses for the EliteDesigns® Variable Annuity, and EliteDesigns® II Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
April 26, 2019